                                                                    EXHIBIT 12.1


SL GREEN REALTY CORP.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                      SL GREEN REALTY CORP.                            SL GREEN COMPANY PREDECESSOR
                                          (CONSOLIDATED)                                        (COMBINED)
                       ----------------------------------------------------   ----------------------------------------------
                                                                               JANUARY 1,
                           NINE MONTHS        YEAR ENDED    AUGUST 21, 1997       1997
                       ENDED SEPTEMBER 30,   DECEMBER 31,   TO DECEMBER 31,   TO AUGUST 20,      YEARS ENDED DECEMBER 31,
                       -------------------   ------------   ---------------   -------------   ------------------------------
                              1999               1998            1997             1997          1996       1995       1994
                       -------------------   ------------   ---------------   -------------   --------   --------   --------
EARNINGS

Income (loss) from
  continuing
  operations.........        $24,674           $23,482          $ 6,633          $ (100)      $(3,470)   $(6,923)   $(5,040)
Interest.............         18,658            11,699            1,637           4,874         7,252      7,338      7,639
Portion of rent
  expense
  representative of
  interest...........          7,727             9,903              497             867         1,344      1,323      1,295
Amortization of loan
  costs..............          1,556             1,084              110             143           192        200        266
                             -------           -------          -------          ------       -------    -------    -------
  Total earnings.....        $52,615           $46,168          $ 8,877          $5,784       $ 5,318    $ 1,938    $ 4,160
                             =======           =======          =======          ======       =======    =======    =======

FIXED CHARGES AND
  PREFERRED STOCK
  DIVIDENDS (1)

Interest.............         18,658            11,699          $ 1,637           4,874         7,252      7,338      7,639
Preferred stock
  dividends..........          6,900             5,720          --               --             --         --         --
Interest
  capitalized........       --                  --              --               --             --         --         --
Portion of rent
  expense
  representative of
  interest...........          7,727             9,903              497             867         1,344      1,323      1,295
Amortization of loan
  costs expensed.....          1,556             1,084              110             143           192        200        266
                             -------           -------          -------          ------       -------    -------    -------
  Total Fixed Charges
    and Preferred
    Stock
    Dividends........        $34,841           $28,406          $ 2,244          $5,884       $ 8,788    $ 8,861    $ 9,200
                             =======           =======          =======          ======       =======    =======    =======
Ratio of earnings to
  combined fixed
  charges and
  preferred stock
  dividends..........          1.51x             1.63x            3.96x              (2)           (2)        (2)        (2)
                             -------           -------          -------          ------       -------    -------    -------


------------------------------


(1) Prior to May 18, 1998, no preferred stock had been issued or was outstanding.



(2) For the period January 1, 1997 to August 20, 1997 and the years ended December 31, 1996, 1995 and 1994, SL Green Predecessor's fixed charge ratios were deficits of $100, $3,470, $6,923 and $5,040, respectively.